EXHIBIT 3: THE TRANSCRIPTS CORROBORATING LINDNER'S SHAREHOLDER PROPOSAL

Written Wednesday, May 13, 2009

------------------------------------------------------------

Note: This document is CENSORED at the demand of American
Express (Amex), which was accepted by Magistrate Judge Katz in the Southern District of New York (SDNY) and so ordered.
Peter Lindner feels that Amex has misled the public with its statements in Courtroom filings that such Peter
Lindner's allegations were

1)	imagined (to use Amex's phrase: "auditory
hallucinations" May 8, 2008 transcript of Deposition of
Peter Lindner, #179174) or
2)	never happened or
3)	positive statements that had no negative connotations.

It contains three deletions or censored portions:

1)	B.5.2. Exhibit DEF00370, which is the handwritten
quote of Qing taken by Mr. Brown over the phone  This
document will be introduced at trial and specifically Amex
asked that it cannot be shown beforehand by the request of
Amex.  This proves that Qing admitted to Amex's Vice
President that Qing breached the June 2000 Amex-Lindner
contract by giving    any information" about Peter Lindner
to a prospective employer (Boaz Salik of FischerJordan).
This also showed that Qing had given negative information to that prospective employer, specifically Qing said "I don't think he can work here."

2)	C.6.  An excerpt from the still sealed, thus secret,
transcript Amex has requested that this transcript never be unsealed. It disproves the contention by Amex made to a US Federal Judge (US District Judge John Koeltl) that Mr. Lindner was never stopped from communicating with the SEC. In both examples, Amex convinced Magistrate Judge Katz
(SDNY) to seal the entire transcript, which Mr. Lindner seeks to unseal.

a.	This is a two-sentence excerpt, page 4, lines 2-6, and
lines 12-14.

b.	A full page screen print of page 4
----------------------------------------------------------------

A. Why Transcripts are Provided: To show that Amex misrepresented itself

This entire Shareholder Proposal is based upon American Express'
(Amex's) failure to obey the Code of Conduct ("Code") that Amex has filed with the Securities and Exchange Commission (SEC) in compliance with Sarbanes-Oxley.

B.1.  Amex's 3 Objections

In other words, had Amex followed the rules that its own Code given to the SEC, then this Shareholder Proposal would not be necessary. Amex has asserted to the SEC
1. that there is no factual basis for Mr. Lindner's Shareholder
Proposal
2. that this Shareholder Proposal is not a matter of discrimination or of a socially important policy, but is instead, "ordinary business"
3. that it is a personal grievance

You can see these reasons in Amex's 34 page submission to the SEC of December 17, 2008:

http://www.sec.gov/divisions/corpfin/cf-noaction/14a-
8/2008/peterlindner121708-14a8-incoming.pdf

B.2. Did Qing breach Paragraph 13 of the June 2000 Amex-Lindner contract?

Mr. Lindner alleges that Qing Lin sexually harassed Peter Lindner in 1998 as an Amex employee, and then engineered to fire Mr. Lindner and then retaliated and provided a bad reference to Mr. Lindner who had applied for a job at General Electric. After an out-of-court June 2000 Amex-Lindner contract settlement which terms were secret1, peace reigned for 5 years until Qing "allegedly" gave "any information" to a prospective employer FischerJordan. Amex investigated this issue twice, the second time at the behest of the Secretary of the Corporation Stephen Norman, Esq., and found that indeed Qing told Fischer Jordan that "I don't think Peter Lindner can work here". This violates paragraph 13 of the June 2000 Amex-Lindner contract, since 7 people could not give "any information" about Peter Lindner and should direct all requests to Human Resources. Amex proceeded to tell the Court in June2008 that actually, Mr. Lindner alleged that Qing provided "negative" information; well, that is true to an extent, but the breach
of contract is for "any information" good/bad/indifferent.   So,


"4        Q[Mr. Lindner:]    Did they tell you not to disclose any
 5   information?
 6        A [Qing:]    Yes.
 7        Q    Did you disclose any information?
 8        A    Yes.
 9        Q    To whom did you disclose it?
10        A    Boaz Salik."
[page 175, lines 4-10, See Appendix C for Jan 15, 2009 excerpt of Qing Lin's sworn testimony]

"16        Q [Mr. Lindner:]   I'd like to ask you one more thing, and
17   then we will break for lunch.  It says, "And to
18   direct all requests for references or inquiries
19   received by such employees regarding Mr. Lindner,
20   to the appropriate Human Resources individuals."
21   Did you direct Mr. Boaz to the appropriate HR,
22   Human Resource individual?
23        A  [Qing:]      No.
24             MR. LINDNER:  Thank you very much.  "
      [page 177]


The June 2000 Amex-Lindner contract is in the Amended Complaint filed in SDNY, and paragraph 13 appears as:

"13. The Company agrees to instruct and direct the following Company employees not to disclose any information regarding Mr. Lindner's employment or termination of employment from the Company to any person outside of the Company and to direct all requests for references or inquiries received by such employees regarding Mr. Lindner to the appropriate human resources individual(s): Ash Gupta, Qing Lin, Daniel Almenara, Raymond Joabar, Wei Chen, Claudia Rose and Richad Tambor." [Case 1:06-cv-03834-JGK-THK Document 17 Filed 12/20/2006 Page 13 of 16]

This secret document was signed on page 15 by Mr. Lindner, as well as Qing's boss, Ash Gupta, who as of May 13, 2009 is Amex's President of Banking.


B.3.  Instruct and Direct

	For the record, the General Counsel's office assigned Ash Gupta to be the person who would "instruct and direct" the 7 employees, including Ash Gupta and Qing Lin according to Amex and to Qing Lin. However, this can not be proven, since Amex refused to allow Ash to be deposed, and somehow had no documentation of that happening, and then refused to allow a search of its archives or personnel folders for that proof. In fact, Amex considered it over broad to produce Mr. Lindner's or Qing's personnel file in this EEOC case regarding the violation of Title VII of the US Civil Rights Act of 1964, and the violation of the NY State and NYC laws on discrimination in employment. The Judge not only agreed with Amex, but felt it would be wrong to compel Amex to produce the personnel files of any of these 2-3 people.

	The Magistrate Judge Katz did however compel Ash Gupta to answer 15 questions, however, Ash only answered one of them, and MJ Katz agreed with Amex that Mr. Gupta did not need to answer any of the other questions, including whether he found out about what Qing did in March 2005 and what he did with that information. Mr. Gupta did answer one question, and here it is in full|:


"3. Identify and describe in detail any and all discussions you had concerning the 2000 Settlement Agreement with any American Express employee.

I do recall the June 2000 Settlement Agreement itself and can confirm that I reviewed and signed the Agreement.

I cannot recall any specific discussion I had with Qing Lin dating back to 2000 about the requirements of the June 2000 Settlement Agreement. However, this does not mean that I did not speak with Mr. Lin about these issues. Mr. Lin was reporting to me in or around June 2000 and he is referenced in the June 2000 Settlement Agreement. It would not have been unusual for me to inform Mr. Lin about the June 2000 Settlement Agreement and to advise him to not disclose any information about Mr. Lindner to anyone outside of the Company and to direct any inquiries about Mr. Lindner to Human Resources."



Among the 14 of the 15 questions Ash did not answer were these 3 which would establish if Ash was ever told by Qing or if Ash was blissfully unaware of what Qing did and in fact agreed with Qing's conduct or perhaps even did not agree with Qing. Thus, Mr. Gupta is a wily fellow, who can avoid answering such simple questions as to whether his direct employee Qing breached in 2005 the document which Mr. Gupta signed because of Qing's actions in 1998:

* "Do you agree that Qing Lin's conduct with regard to FJ concerning Peter Lindner violated the terms of the 2000 Settlement Agreement?
* If your answer to Question No. 5 is in the affirmative, state with particularity what you have done with regard to your having such knowledge.
* If your answer to Question No. 5 is in the negative, state with particularity the reasons why."

B.4.  Who is Mr. Lindner suing: American Express or TRS?

According to papers filed in NY State to the SDNY, Amex says Mr.
Lindner is using the wrong name, or perhaps even the wrong firm, in his lawsuit:

"PLEASE TAKE NOTICE that Defendants, ''. ("American Express or the "Company"), erroneously denominated "American Express Corporation,""

Qing Lin has 100 people working for him, or at least he did as of January 15, 2009 when he was deposed. As of Monday, May 11, 2009, Qing is no longer working for Amex, and supposedly is now working for Chase in Wilmington, Delaware, but Amex refuses to confirm this. Qing reports directly to Ash Gupta, the President of Banking at Amex. Amex is a Bank Holding company:

"AMERICAN EXPRESS GRANTED BANK HOLDING COMPANY STATUS

NEW YORK, November 10, 2008 -- American Express announced today that the U.S. Federal Reserve has approved its application to become licensed as a bank holding company and to be regulated by the Federal Reserve."
http://home3.americanexpress.com/corp/pc/2008/bhc.asp

So, one would have to trust the Bank President's second in command to know who he works for: either
* the 'erroneously denominated "American Express Corporation,"  ' or
* 'American Express Travel Related Services Company, Inc'  (aka TRS)

As it turns out, Qing knows he works for the American Express
Corporation (lines 15-16), but is unsure about what TRS is (lines 2-3).

"11        Q [Lindner:]   It says, Lindner versus American
12   Express; right?
13             MS. PARK:  We stipulate your
14        Complaint --
15        Q    American Express Corporation?
16        A [Qing:}   Yes.
17        Q    That is the corporation you work for;
18   right?
19        A    Yes.
20        Q    If it said, Lindner versus American
21   Express Travel Related Services, is that the
22   company you work for?
23        A    I do not know the legal structure.  Yes,
24   it could be.
0398
 1                            Lin
 2        Q    Do you work for Travel Related Services?
 3        A    I do not know.  At this moment Travel
 4   Related Services we don't go by the business unit
 5   internally.  So, I do not know the legal
 6   structures.
 7        Q    You work for American Express, yes or
 8   no?
 9        A    Yes."
[See Appendix D: Qing is not sure if he works for TRS, but knows he works for American Express]


B.5. Jason Brown testifies that Qing told him that "I don't think Peter can work here"

Here are 3 documents which show that Jason Brown, Esq, an Amex Vice President investigating whether Qing breached paragraph 13 of the June 2000 Amex-Lindner contract against giving "any information" about Mr. Lindner.

They are:
1. Jason Brown tells that to Peter on Feb 28, 2006, which Peter Lindner writes back to Mr. Brown to confirm (Mr. Brown denies it)
2. Exhibit DEF00370, which is the handwritten quote of Qing taken by Mr. Brown over the phone
3. Jason Brown testifies under oath that indeed Qing said that Peter Lindner can't work at AXP (the stock symbol for American Express)


B.5.1. Letter confirming what Brown told Peter Lindner face-to-face during the "second investigation"



The above figure shows the email. Here it is in text: Mr. Lindner wrote to Jason Brown, Amex VP and General Counsel's Office on Wednesday, March 01, 2006 2:02 AM, that Qing said to Boaz of
FischerJordan: "I don't think he can work here." This is flagrant violation of paragraph 13 of the June 2000 Amex-Lindner contract in that it not only gives "any information", it is also negative, and quite possibly not even true. :

"Tuesday, February 28, 2006
Jason:

	This memo summarizes our conversation today from 6-7pm at the Amex HQ in NYC. For the record, you had a physically imposing guard (I don't know if he was armed or not) asking to stay in the room while we talked, but you told him that he could wait outside. I'm sorry that you feel that I am violent. I am not. But I am determined. So let me
* summarize our talk and
* point out how Qing admitted to you (an officer of the court) of him violating the Amex Lindner Agreement of June 2000, and
* suggest what you should do next to conclude this matter.

	I appreciate that you told me that during your investigation so far that Qing Lin admitted to talking about me to Boaz Salik.
Specifically, you said that Qing told you that when Boaz mentioned to Qing that Boaz was thinking of hiring me, that Qing said "I don't think he can work here."

	Well, it's not what Boaz told me about that conversation, "

And Jason replied in a terse, lawyer-esque way that he does not agree:

"Mr. Lindner,

Rather than respond point by point to your email, I write to inform you that I do not agree with much of what is raised below including, but not limited to, your memorialization of our conversation.

I will call you after I have spoken to Boaz.
Thanks,
Jason"
[Wednesday, March 01, 2006 8:08 PM]





B.5.2. Exhibit DEF00370, which is the handwritten quote of Qing taken by Mr. Brown over the phone



B.5.3. Jason Brown testifies under oath that indeed Qing said that Peter Lindner can't work at AXP (the stock symbol for American Express)

Under oath on January 22, 2009, Jason Brown declares that Qing said to
FischerJordan:
* "Peter is technical"
* "I'm not sure whether he can be used on at AXP."

Paragraph 13 of the June 2000 Amex-Lindner contract said Qing should not give "any information".

"      MR. LINDNER:  We're back to
        plaintiff 11.  DEF00370.
               MS. PARK:  And what section are you
        referring to?
        A. [Mr. Brown, Esq, Amex VP]    Where are we?
        Q. [Mr. Lindner:]   You see where your quote marks are?
        A.     "Peter is technical," yeah.
        Q.     Two lines below that.
        A.     "I'm not sure whether he can be used
  on an AXP."
        Q.     What's AXP?
        A.     I think it was cut off.  I didn't
  write project or --
        Q.     What's AXP?
                     J.K. Brown
        A.     Oh, I'm sorry.  American Express.
        Q.     Okay.  So Qing is saying that he's
  not sure whether Peter Lindner, me, whether I can be used at American Express; is that correct?"

[Transcript of Jason K. Brown, Esq., January 22, 2009, 10:34 a.m., pages 216, line 11, to page 217 line 5]

B.6. The Cover-up: Mr. Brown, Esq. omits from his summary of his second "investigation" the statement Qing made in breach of the agreement

In Appendix F, the sworn deposition of Jason Brown, Esq., Amex VP shows that:
1. Jason Brown first "investigated" in July/August 2005 upon Peter Lindner's complaint (letters omitted)
2. Peter Lindner asked Secretary of the Corporation Stephen Norman to investigate if Qing violated the Amex Code of Conduct, which Amex filed with the SEC under the Sarbanes-Oxley law, and which requires employees who have an ethical problem in the past or a potential problem to ask their "leader" (manager), who in this case would be Ash Gupta, and the "leader" would consult with the Amex Secretary of the Corporation. Mr. Norman then asked Jason Brown to investigate again. (letter omitted from Mr. Lindner, and Amex refused to allow Mr. Norman's letters or emails to be turned over, and the Judge agreed with Amex and refused to allow Mr. Norman to be deposed. Ms. Park convinced Magistrate Judge Katz that neither Mr. Gupta, nor Mr. Norman should be deposed, and Ms. Park misrepresented that neither had a connection with the instant case, yet the Judge believed Ms. Park:

"     16    [Ms. Park:]  Mr. Norman has nothing
       15    to do with the settlement agreement, has nothing to do
with the
       16    alleged breach of that agreement and we see no basis for
his
       17    production as a witness.  Mr. Gupta similarly.
[...]
       23             THE COURT:  Okay.  As of now, I'm going to grant
your
       24    request to depose Mr. Lin and Mr. Brown.  I'm going to
deny the
       25    request to depose Mr. Norman and Mr. Gupta, two high-level
                            SOUTHERN DISTRICT REPORTERS, P.C.
                                      (212) 805-0300

21
             86BFLINC
        1    officers or supervisors at American Express who were --
there's
        2    no, at least basis other than speculation to suggest that
they
        3    had any involvement in the allegations underlying the
complaint
        4    or have any knowledge relevant to that.  If you learn
something
        5    different from Mr. Lin or Mr. Brown, we can revisit the
issue.
        6             Okay.  Now --
        7             MR. LINDNER:  Peter Lindner.  Can I say
something?
        8             THE COURT:  Briefly.  Just briefly.
        9             MR. LINDNER:  Pardon?
       10             THE COURT:  Yes, briefly.
       11             MR. LINDNER:  Okay, thank you.  If some of the
       12    statements that Ms. Park made were incorrect, would that
change
       13    your mind?
       14             THE COURT:  Just, I've heard from you.  I don't
really
       15    want to have another back and forth about this.
       16             MR. LINDNER:  I think she misstated the case.  I
think
       17    Ash Gupta did not find out a year later or several months
       18    later.  He found out within one week of me finding out, so
I
       19    think she misrepresented that while my case was active
with the
       20    lawyer that I wrote him.  And, Ms. Park, do you still
maintain
       21    that's an issue?
       22             THE COURT:  Let's move on."
[June 11, 2008 Teleconference, page 20, 86BFLINC]

3. Jason Brown informed Peter Lindner that Qing said "I don't think Peter can work here" in February 2006, but then refused to confirm that in writing.
4. Jason Brown summarized his findings to Peter Lindner, but omitted that "I don't think Peter can work here"
5. Jason Brown did not remember if he sent a copy of this coverup to the person who asked the he investigate.

C. Amex's misstatement to a Federal Judge in NY State: did MJ Katz ever stop Mr. Lindner from communicating with the SEC?

Moreover, Amex's lead attorney Jean Park has indicated to a Federal Judge that Amex has not stopped Peter Lindner from filing with the SEC, and repeated that falsehood a week later even after it was pointed out to them in Open Court and in writing.

So, let's start with the last thing first:

Peter Lindner here tells US District Judge John Koeltl of the SDNY (Southern District of NY) a week before the Amex Annual Shareholder Meeting on April 27, 2009:

"
3
             94n3linc                 Motion
        1   [Mr. Lindner:] And when I wanted to go to the shareholders meeting in
        2    2007, again this time I filed on the SEC Web site, AmEx
got a
        3    court order to stop me from communicating with the SEC, to ask
        4    me to withdraw my filing from the SEC, to take down my Web
        5    site, to not attend the shareholders meeting, to not ask
my
        6    questions.
        7             And what's more amazing is that in the last
week's
        8    April 14 meeting in front of your Honor, Joe Sacca said
AmEx
        9    has never tried to stop communication with the SEC.  I
stood up
       10    and corrected his misimpression.  So I was quite surprised to
       11    see in his brief that Ms. Park said that American Express
never
       12    tried to stop me from communicating with the Securities
and
       13    Exchange Commission.  I don't know why they keep saying
that.
       14    And in fact it's even in their own exhibit where they
quote
       15    from my filing with the SEC.  I note that AmEx, on
Defendant's
       16    Exhibit 17, that I think it's 17.  I'm sorry.  Anyhow,
they
       17    note that I was stopped from communicating with the SEC."
[Transcript, April 23, 2009, 6:30 p.m., page 3 ; emphasis added]

So, Peter Lindner says above that Amex falsely asserts that Amex has never stopped Mr. Lindner from communicating with the SEC. Jean Park's hired gun Joe Sacca for the "securities law" portion of the case writes a joint brief with Ms. Park (who is a partner in Kelley Drye & Warren LLP2, a large international law firm, with a NY Office), and then

      "
10
             94n3linc                 Motion
        9             MR. SACCA:  Good afternoon, your Honor.  I will
be
       10    very brief.  I don't intend to repeat anything that was in our
       11    papers, unless your Honor would like clarification.
       12             I would like to address just a couple points.
One is
       13    the accusation that we've made misrepresentations to the
Court
       14    about Mr. Lindner's ability to communicate with the SEC.
There
       15    is in fact no evidence in the record that Mr. Lindner was
under
       16    any prohibition from responding to the SEC in response to
       17    American Express' request for no action."
[emphasis added; same document]

C.2. Lindner is forced to take down his website and not communicate to the SEC

And here's where Peter Lindner is forced to take down his website and stop communicating to the SEC as per Amex's stipulation in their settlement which Amex was forcing upon Mr. Lindner, despite the document allowing Peter Lindner to sign it and withdraw from it within 7 days. Here Mr. Lindner is forced to take down his website, and that is followed by the quote from the original agreement that gave Mr. Lindner the ability to sign the document and then revoke it within 7 days:

"Friday, April 06, 2007
....
Dear Judge Koeltl,

	Upon further reflection and in consultation with another attorney, I have decided to abide by the terms of settlement set forth before Judge Katz on Mar 29, 2007.

	I repeat my advice to all parties that I have closed my website and have notified the SEC verbally that I wished to withdraw my filing for the directorship and for the shareholder proposal, although the SEC has advised me that such withdrawal can NOT be done. I am awaiting further advice from the SEC.

	As I have continued to do, I will abide by the confidentiality agreement.

Sincerely,

Peter W. Lindner"
[Pacer Document 37-7, Filed 04/17/2007, Page 2 of 2; emphasis added]

C.3. Mr. Lindner was previously given the right to sign an agreement with Amex and withdraw within 7 days - this document was subsumed by the alleged oral agreement:

"20. Mr. Lindner acknowledges that he has been represented by an attorney of his choice, and that he has been given 21 days to review this agreement from the time he received it. Mr. Lindner is further advised that he has 7 days after he signs this agreement to revoke it by notifying the company's Employment Law Group in writing."



C.4. Amex points out 3 of the many restrictions upon Mr. Lindner are lifted

And here Amex's Ms. Jean Park of Kelley Drye & Warren LLP says that the 3 items of the [as of May 12, 2009 it is still] secret agreement imposed upon Peter Lindner, which Mr. Lindner spent $20,000 in legal
fees to overturn by September 2007.   The three items Mr. Lindner
mentions in lines 9-12 are:

* Peter Lindner was not allowed to
1. to speak at a shareholder meeting,
2. to communicate with the SEC
3. to have a website, or a blog.

Perhaps Mr. Sacca, Esq. was ignorant of the secret agreement which Ms. Park wrote, but Ms. Park was not; perhaps Mr. Sacca wanted to say that the prior restraint by Amex was not entered into the record because Amex got the Judge to withhold it from the record, but I believe this is profiting from one's own wrongdoing.


"                       SOUTHERN DISTRICT REPORTERS, P.C.
                                      (212) 805-0300

6
             794FLINC
        1             MS. PARK:  Very good.
        2             MR. LINDNER:  Yes, well, there's one thing I'd
like a
        3    clarification on, if I may, on the discovery process.
It's
        4    actually, it's not on discovery, but on the Magistrate
Judge
        5    Katz.  The magistrate had made some rulings restraining
me, and
        6    in light of your Honor's decision that there was no
settlement
        7    agreement reached, I'd like clarification here that the
        8    magistrate's interim rulings should no longer restrain me.
I
        9    have three examples.  One, was I was not allowed to speak
at a
       10    shareholder meeting, I was not allowed to communicate with the
       11    Securities and Exchange Commission and I was not allowed
to
       12    have a website, among other restrictions.
       13             THE COURT:  Ms. Park?  Do you have a position?
       14             MS. PARK:  Yes.  I believe Mr. Lindner has
       15    misapprehended Magistrate Judge Katz' rulings.  Magistrate
       16    Judge Katz had simply -- the three terms or items that
       17    Mr. Lindner rattled off I believe pertained to the terms
of
       18    your Honor's settlement.  So per force your Honor's
       19    determination ruling there is no enforceable settlement,
       20    Mr. Lindner would not be bound by any restrictions
pursuant to
       21    a settlement agreement that was deemed not to be a
settlement
       22    agreement.
       23             THE COURT:  So the three items you mentioned the
       24    defendant agrees were terms of the purported settlement
       25    agreement that I found were not enforceable, so they're
not

7
             794FLINC
1 binding"
[USDJ Koeltl, September 4, 2007,  5:15 p.m.]

C.5. Who do you believe: a 60,000 employee firm represented by a top law firm, or a former employee?

Well, that's pretty credible, right?  I mean, who do you believe:
American Express or Peter Lindner?  Or look at their lawyers:

* Amex has both
o Kelley Drye & Warren LLP and
o (for its securities): Skadden Arps Slate Meagher & Flom LLP &
Affiliates3
* Mr. Lindner has, uh, well, Mr. Lindner.

Okay, you got me. Judging from appearances, clearly Amex is right, and Mr. Lindner is wrong, since Amex would not file a false statement with a Federal Judge nor would they repeat a false statement to that Judge when challenged, nor would they file a false statement with the SEC. These are serious charges. Surely Amex would not make such a statement if it were not true. And, by the way, Ms. Park only has rudimentary Securities knowledge, so Amex and she asked The Court for permission to bring in specialists in Securities' law. And, I don't mean to lecture the SEC or the banking analysts, but:

* if you can't believe a law firm that specializes in securities for telling the truth to a Federal Judge in their home federal district, SDNY, well, then, whom can you believe?
* Both of these fine lawyers  (Park and Sacca)
o are Officers of the Court, and
o are forbidden under Federal Rules from making an untrue statement to the Court, and
o maybe even intending to deceive the Court if NY State Law is to be used for a case originally filed in NY (rather than Federal) Court, and
* Amex is bound by SEC regulations not to misled
o either the SEC
o or the investing public.

 	And, as Ms. Park would have Magistrate Judge Katz believe, merely proving a document in secret to the SEC is sufficient. However, I
(Peter Lindner) tried to inform MJ Katz that Amex wished to hide the evidence, and that merely filing a document is insufficient to show that the document is true. Well, if that were the case that telling the SEC something must make it true, we would not have Enron or any other stock swindle. (See Appendix B for Transcript of Amex trying to convince Judge to censor Mr. Lindner's submissions to the SEC, since the SEC alone needs to judge a stock, not the public, nor the bank and stock analysts.)

C.6.  An excerpt from the still sealed, thus secret, transcript

So, having said all that, I feel I am forced to show the still sealed transcript of March 29, 2007. While the transcript is secret, Magistrate Judge Katz explicitly permitted in two of his orders of 3/23/2009 and 4/21/2009 that allow transcripts to be used in submission to the SEC in public and that no restrictions on Mr. Lindner's communications with the SEC (see Appendix D for :

"That Mr. Lindner, xxxxxxxxxxxxxxxxxxxxxxx;"
[page 4 of 13, Thursday, March 29, 2007, "Transcript Of Settlement Conference Before The Honorable Theodore H. Katz United States District Judge". This document is still under seal by MJ Katz, and this portion is specifically released in order to prove that Amex lied to a Federal Judge, and made a false statement in furtherance of preventing Mr. Lindner's Shareholder Proposal of April 2009.]

The above excerpt from the alleged oral agreement that Amex tried to force Mr. Lindner into accepting








Thus (arguably?) Amex actually lied to the SEC when Amex said in their brief to the SEC that Mr. Lindner could not prove my allegations, when what they meant was that as long as they controlled the Judge who controlled the documents, Mr. Lindner could not prove he was right. However, Amex did not say: if we allowed our documents to be public, Mr. Lindner could prove his allegations, however, we managed to convince a Judge to let him keep those documents under seal, and instead make it look like Amex is right and fighting a lying person who has a grudge (oh wait, they use the word "disgruntled"). Here's what Amex said about Mr. Lindner's claims being not only false, but not provable:

[Page. 4 of 34, Amex to SEC, December 17, 2008, with omissions of some sentences] http://www.sec.gov/divisions/corpfin/cf-noaction/14a-
8/2008/peterlindner121708-14a8-incoming.pdf




Appendix A:  Excerpts of Amex April 17 2009 Brief on Mr. Lindner
Shareholder Proposal

The document below shows two things:
1 Ms. Park and Joe Sacca co-wrote the brief to USDJ Koeltl
2 They say "Magistrate Judge Katz never imposed any order to prevent Mr. Lindner from making a submission to the SEC".
Ms. Park got MJ Katz specifically to stop Mr. Lindner from communicating to the SEC in April 2007, and got that transcript sealed. Some interested analyst should ask Amex to unseal the transcript of the Thursday, March 29, 2007.
Mr. Lindner wishes it were true that NY Judiciary 487 were applicable4 (it may be), since Ms. Park specifically got MJ Katz to prohibit Mr. Lindner from communicating with the SEC, so Ms. Park and Mr. Sacca are intending to deceive the Court in a NY location.



 Appendix B Transcript of Amex trying to convince Judge to censor
Lindner's submissions to the SEC

April 21, 2009, 10 a.m. with
* Hon. Theodore h. Katz, Magistrate Judge
* Peter Lindner (Pro Se)
* Jean Y. Park of Kelley Drye & Warren LLP

Ms. Park wants documents submitted to the SEC 6 days before the Amex Annual Shareholder Meeting to be censored by Ms. Park and also submitted in secrecy. Mr. Lindner instead wants the documents to be freely available.

On pages 2-3, Mr. Lindner explains to Judge Katz that a submission to the SEC should be open, available to all, and not done in a secret "supplemental submission". (lines 10-13)




"                                                                    2
             94LSLINDNER
        1             (Telephone conference)
        2             THE COURT:  Good morning, this is Judge Katz.
        3             I have reporter here so identify yourself when
you
        4    speak and give me a chance to speak as well because you
can't
        5    hear me if you don't stop.  There is only one person who
can be
        6    heard on the telephone.
        7             I wanted to resolve the open issues about your
request
        8    for these documents.  You know, I issued an order
yesterday
        9    permitting you to submit certain documents to the SEC.
       10             Ms. Park has asked that you provide those to the
SEC
       11    as a supplemental submission.
       12             Do you have a problem with that, Mr. Lindner?
       13             MR. LINDNER:  Yes, I do.
       14             THE COURT:  What is your problem?
       15             MR. LINDNER:  The problem is the purpose of the
SEC is
       16    to provide information to shareholders and to provide that the
       17    information is true and just because she posted it doesn't mean
       18    it's true.  So people should be able to evaluate that
       19    information on their own.  We know that we had Enron which was
       20    a stock company and didn't play well and a lot of people
were
       21    watching it.  So just posting on the SEC site is not good.
SEC
       22    approval is not good.  What you need is people to evaluate
it.
       23    Even then it might not be, good but at least it's better
than
       24    not having information at all.
       25             THE COURT:  Well, first back up a little bit.  I
                            SOUTHERN DISTRICT REPORTERS, P.C.
                                      (212) 805-0300

3
             94LSLINDNER
        1    thought the whole basis of your request is that you said
that
        2    the SEC was soliciting additional information from you in
        3    respect to your application and you wanted to respond to
their
        4    request, did you not?
        5             MR. LINDNER:  Right.
        6             THE COURT:  So why don't you focus on that.
        7             MR. LINDNER:  I am.
        8             THE COURT:  So why can't you respond to their
request
        9    through a supplemental submission?
       10             MR. LINDNER:  Well, I can do that and if American
       11    Express got their way I wouldn't submit it at all, which
is
       12    what they tried to do 2 years ago and what they are trying to
       13    do now.
       14             So American Express in short released parts of
the
       15    transcript in whole without any editing at all, without
asking
       16    me, and now they want to impose a standard that I can't do
       17    that.  In fact, I have to not only do that but I have to
meet
       18    some vague editing standard of their own and can I show it to
       19    other people.  So I think basically they are inconsistent.
And
       20    another thing, and I think this is a broader question, is
why
       21    are they asking that?  When the Pentagon papers --
       22             THE COURT:  Don't get into the Pentagon papers.
       23             MR. LINDNER:  It's freedom of speech.  What are
they
       24    protecting?  I would like to know from American Express."
[...]


On page 23-24, Mr. Lindner explains that Ms. Park wants the documents to not be available in a searchable format, in order to hide information from the public, which the SEC is protecting and giving information to. (lines 5-20 )


       "24             THE COURT:  -- if you submit them you can deal
with
       25    that by submitting it to the SEC as a supplemental
submission
                            SOUTHERN DISTRICT REPORTERS, P.C.
                                      (212) 805-0300

24
             94LSLINDNER
        1    and then we don't have to deal with the issue today of
        2    confidentiality.
        3             MR. LINDNER:  I am not going to submit it.  She
also
        4    said it's not electronic form and a whole bunch of things.
        5    There is a standard way to do it, your Honor.  But what I
am
        6    saying, and I think Jean Park missed the point on this,
the
        7    material for the SEC is not for the SEC, any more than
when a
        8    drug company submits something to the FDA it's for the
FDA.
        9    The FDA checks if it's reasonable, but you know who reads
that?
       10    All the patients and all the doctors who take the
medicine.
       11    That is what the FDA does.  And the SEC -- and I have
       12    rudimentary knowledge too.  The SEC does not check out the
       13    claims but they make a rudimentary check and then people
all
       14    over the world see for themselves.  So that is why when
the
       15    woman in the FDA case, the drug company said that she lost her
       16    arm because she was doing something and the FDA already
       17    approved it and the court said, no, that the FDA is like a
       18    minimum standard.  The drug company can go to a higher
standard
       19    so that her arm wouldn't get agitated and that was decided by
       20    the Supreme Court."


[94LSLINDNER]



Appendix C: Qing Lin's sworn deposition of January 15, 2009



"20        Q    Qing, have you ever been instructed and
21   directed, as you understand it, as you read
22   paragraph 13?  Yes or no?
23        A    About paragraph 13?
24        Q    What it says, yes.  Have you ever been
0176
 1                            Lin
 2   instructed and directed?
 3        A    Yes.
 4        Q    Did they tell you not to disclose any
 5   information?
 6        A    Yes.
 7        Q    Did you disclose any information?
 8        A    Yes.
 9        Q    To whom did you disclose it?
10        A    Boaz Salik.
11        Q    B-o-a-z S-a-l-i-k?
12        A    Yes.
13        Q    Did you do that after I was hired by
14   them or before I was hired by them?
15             MS. PARK:  Objection to form.  You
16        haven't even established that he knows if
17        you were hired.
18        Q    Do you know if I was hired by them?
19        A    No.
20        Q    Do you know if they talked to you before
21   I was hired by them?
22             MS. PARK:  Objection to form.  He has
23        already testified he doesn't even know if
24        you were hired.
0177
 1                            Lin
 2        Q    Did they ask you for a reference?
 3        A    Yes.
 4        Q    Did you provide them information?
 5             MS. PARK:  Objection to form.  Who is
 6        "Them?"
 7        Q    Did you provide "Any information," to
 8   Boaz Salik?
 9             MS. PARK:  Objection.  Asked and
10        answered.
11        Q    I'm asking you to please answer it
12   again.
13        A    Yes.
14             MR. LINDNER:  Yes, you did.  Okay,
15        thank you.
16        Q    I'd like to ask you one more thing, and
17   then we will break for lunch.  It says, "And to
18   direct all requests for references or inquiries
19   received by such employees regarding Mr. Lindner,
20   to the appropriate Human Resources individuals."
21   Did you direct Mr. Boaz to the appropriate HR,
22   Human Resource individual?
23        A    No.
24             MR. LINDNER:  Thank you very much.  We
0178
 1                            Lin
 2        can break for lunch.
 3             MS. PARK:  Could you note the time?
 4             THE STENOGRAPHER:  2:05."




Appendix D: Qing is not sure if he works for TRS, but knows he works for American Express


"16        Q [Mr. Lindner:]   Is American Express a subsidiary of
17   another corporation?
18        A  [Qing:]  No.
19        Q    And you work for American Express?
20        A    Yes.
21        Q    The title of the suit is Lindner versus
22   American Express.  Do you feel --
23             MS. PARK:  Asked and answered.
24        Q    Do you feel that's an accurate --
0397
 1                            Lin
 2        A    I do not know.
 3        Q    So, if it said, Lindner versus General
 4   Electric, you would feel you wouldn't known that
 5   either?
 6        A    That is your decision who to sue.
 7        Q    No, no, the statement says American
 8   Express.
 9             MS. PARK:  Mr. Lindner --
10             MR. LINDNER:  Please --
11        Q    It says, Lindner versus American
12   Express; right?
13             MS. PARK:  We stipulate your
14        Complaint --
15        Q    American Express Corporation?
16        A    Yes.
17        Q    That is the corporation you work for;
18   right?
19        A    Yes.
20        Q    If it said, Lindner versus American
21   Express Travel Related Services, is that the
22   company you work for?
23        A    I do not know the legal structure.  Yes,
24   it could be.
0398
 1                            Lin
 2        Q    Do you work for Travel Related Services?
 3        A    I do not know.  At this moment Travel
 4   Related Services we don't go by the business unit
 5   internally.  So, I do not know the legal
 6   structures.
 7        Q    You work for American Express, yes or
 8   no?
 9        A    Yes.
10        Q    Do you work for American Express Travel
11   Related Services?
12             MS. PARK:  Objection, asked and
13        answered.
14             MR. LINDNER:  I'm asking him a
15        question.
16             THE VIDEOGRAPHER:  I'm going to run
17        out of tape.
18             MR. LINDNER:  Okay, I understand,
19        please.
20        A    I do not know at this moment.
21        Q    You don't know if work with Travel
22   Related Services?
23        A    I do not know.
24        Q    Do you work for American Express?
0399
 1                            Lin
 2        A    Yes.
 3        Q    Do you work for American Express,
 4   Corporation?
 5        A    Yes.
 6             MR. LINDNER:  Thank you very much.
 7        End of the deposition."




Appendix E: In March and April 2009, the Magistrate Judge orders no restrictions upon Mr. Lindner communicating with the SEC and specifically allows transcripts to be used

By the way, there are both audio tapes and some videotapes of the admissions made by Amex, however Amex said that they might be used on the Web, and the Judge agreed with Amex and confiscated those tapes. As MJ Katz's Pacer Document #120 stated his view that "no other legitimate use of video outside of trial"

This is despite MJ Katz's previous order of December 23, 2008 which allowed videos:

"Plaintiff seeks leave to videotape the upcoming depositions he has notice of Defendant's employees, over Defendant's objection. The court is advised that Plaintiff also intends to audiotape the depositions. Yet, Plaintiff, who is proceeding pro se, does not intent to have any third-party assistance for either method of recording. Under these circumstances, Plaintiff's request is denied.
The Court has an interest in ensuring that the depositions proceed in an orderly and efficient manner. Indeed, it is in Plaintiff's, as well as Defendant's interest, that this occurs. Based upon the Court's extensive involvement in pretrial matters in this action, there is reason to be concerned that Plaintiff will have substantial difficulty in simply conducting the questioning of the witnesses in an efficient and appropriate manner. The Court will permit Plaintiff to audiotape the depositions, with the understanding that copies of the tapes and a certified transcript must be produced. However, Plaintiff's operating the tape device and questioning the witnesses will present enough of a challenge; adding the operation of a video recorder to Plaintiff's responsibilities will inevitably result in disruptions and lack of coherence to the proceedings.
Accordingly, unless Plaintiff is prepared to employ independent videotaping personnel, Plaintiff is precluded from videotaping the depositions.
So Ordered."
[Pacer Document 106 Filed 12/23/2008]"

Mr. Lindner notes here that Amex is preventing public knowledge of its employees' actions by asking the Judge to rule against video tapes, (well, Amex also wanted supplementary submissions that could be buried and hard to find, if not impossible). This is despite the SEC's willingness to use YouTube, MySpace, etc, and that this should not limit documents to being "printer friendly ... unless other rules explicitly require it", as SEC Chairman Christopher Cox said:

"Web sites such as MySpace, YouTube, LinkedIn, and Facebook didn't even exist. The idea of creating a social network where shareholders could meet and exchange views was barely imaginable. "Blogs" hadn't really entered the public lexicon. And syndication technologies - such as Atom and RSS - were still in development. But as each of these technological developments has taken hold in the marketplace, that in turn has raised new securities law issues for public companies to consider.

Technological advances, and the reduced costs associated with the implementation of technologies over time, now allow the inclusion of more interactive and current information on company web sites than was the case previously. That has moved web sites beyond just being filing cabinets for electronic documents. Today, company web sites are being shaped by the market's desire for highly current and interactive information. We recognize that allowing companies to present data in formats different from those dictated by our forms, or more technologically advanced than EDGAR, can be a significant help to investors.
....
Fourth and finally, recognizing the significant developments in web site design to incorporate interactive and dynamic design features, the guidance would clarify that information need not be presented to satisfy a "printer-friendly" standard, unless other rules explicitly require it."
["Open Meeting on the Use of Company Web Sites," by SEC Chairman Christopher Cox, Washington, D.C., July 30, 2008] http://sec.gov/news/speech/2008/spch073008cc_web.htm

"The Court has placed no restrictions on Plaintiff's communications with the SEC.
So ordered.
3/23/2009 Theodore H. Katz, USMJ"
[Case 1:06-cv-03834-JGK-THK Document 143 Filed 03/23/2009 Page 1 of 1]



Here in the last 2 pages of the 4/21/2009 telephone conference requested by Ms. Park to stop Mr. Lindner from filing transcripts with the SEC. In lines 13-22, MJ Katz allows large portions of the transcripts to be used, but not the entire transcript, and The Judge declares he will not write an order, but that Mr. Lindner should just order the transcript and include it. This is done as follows:

"      8             THE COURT:  Mr. Lindner, look, I don't have all
day to
        9    spend on the conference.  Every time you get something you
       10    asked for you then decide that is not good enough and you
have
       11    to inject a lot of other material.
       12             MR. LINDNER:  What other material?
       13             THE COURT:  You asked to submit to the SEC
evidence of
       14    your position that there were admissions made about
violating
       15    the agreement with you.
       16             MR. LINDNER:  Yes.
       17             THE COURT:  I said that is not confidential.  You
can
       18    submit that.  Ms. Park has agreed to your submitting it.
You
       19    can post whatever you want about that.  That is what we
were
       20    addressing and that is what has been ruled on.
       21             Okay?
       22             MR. LINDNER:  Yes.
       23             THE COURT:  And --
       24             MR. LINDNER:  You are going to make an order out
of
       25    this, right?  I can use that and post that too so that
it's
                            SOUTHERN DISTRICT REPORTERS, P.C.
                                      (212) 805-0300

30
             94LSLINDNER
        1    clear that I am following your order.
        2             THE COURT:  Mr. Lindner, you have my direction.
        3             Do you understand that?
        4             MR. LINDNER:  I understand but, you know, I would
like
        5    the transcript.
        6             THE COURT:  So order the transcript.  You can
order
        7    the transcript.  That is fine.
        8             MR. LINDNER:  Okay.
        9             But you are not going to write an order on that.
       10             THE COURT:  I have issued an order on the record.
Do
       11    you have any questions about what it means?
       12             MR. LINDNER:  In other words, your prior order on
no
       13    restriction on the SEC and 1 through 5 are released.
       14             THE COURT:  Mr. Lindner, I issued an order on the
       15    record today.
       16             MR. LINDNER:  Which is I cannot release the
entire
       17    document but I can release excerpts to the SEC in open
format.
       18             THE COURT:  The excerpts you said you wanted to
submit
       19    which has to do with whether there was a breach of the
       20    agreement, yes.  Okay?
       21             MR. LINDNER:  Yes.
       22             Thank you very much.
       23             THE COURT:  You are welcome.  Thank you.
       24             MS. PARK:  Thank you, your Honor.
       25             THE COURT:  You are welcome."
[April 21, 2009, 10am, Transcript #94LSLINDNER]



Appendix F: Jason Brown's 3rd coverup by omitting Qing's violation remark from an investigation, and not indicating whether he copied the investigation summary also to the person who asked him to investigate, Secretary of the Corporation Stephen Norman


The dialogue goes from page 339 line 18 to  343 line 7.

Jason admits that he did not include the quote "I'm not sure whether he can be used on an AXP" in the summary letter, even though Mr. Lindner pointed out that very sentence as proof of a breach by Qing of paragraph 13 of the June 2000 Amex-Lindner contract.

Mr. Brown not only omits that sentence, but also does not indicate whether that document was given to the person who asked Mr. Brown to do a second investigation of Qing, with the first one being in July/August 2005, and the second in January - April 2006, requested by Secretary of the Corporation Stephen Norman, Esq.

"        Q.[Lindner:]     And that there is no evidence of a
  code of conduct violation; correct?
        A. [Brown:]    That's what it says.
        Q.     And you omitted -- now, if they got
  that -- that letter, you omitted one of Qing's statements, namely, that I don't know whether
  Peter can work here at American Express."

Here's the too lengthy questioning:

"Q.    .[Lindner:]   You have the part which is indented
  where it has a quote.  I'm talking about
  Plaintiff's Exhibit 11.  Can you read that
  sentence?
        A.   [Brown:]      "I'm not sure whether he can be used
  on an AXP."
        Q.     Why did you not include that in your
                     J.K. Brown
  letter?
        A.     Why did I not include this in my
  letter to you?  Is that what you're asking me?
        Q.     Yes.
        A.     There was no reason for me to
  include it.
        Q.     Do you think anybody still has a
  copy of this letter?
        A.     I don't know who you would have sent
  it to.
        Q.     Would you have sent it to anyone
  else?
        A.     I don't think so.  Well, you've
  shown me the e-mail that you said attached it.
  And it was only to you.
        Q.     Could you have bcc'd it?
        A.     I could have.  I don't recall doing
  it.
        Q.     What does bcc mean?
        A.     Blind copy.
        Q.     And would that show up on a
  document?
        A.     I don't know.  If it was -- no.  I
                     J.K. Brown
  don't think it would show up on a document.
        Q.     That's why it's called blind?
        A.     Okay.  Thank you for that
  enlightenment.
        Q.     Not at all.
        A.     But if you're asking me, do I
  believe bcc'ing anyone on it --
        Q.     Yes.
        A.     -- the answer is no.
        Q.     But one way to tell if it was bcc'd
  is by searching, for instance, Steven Norman's files, and Qing's files, and Ash Gupta's files to see if they got a copy of it. And if they got a copy, it would show up as a letter from you to me without their names attached; correct?
        A.     I don't know how it would appear.
        Q.     If it's a bcc?
        A.     Right.
        Q.     If you bcc'd Steven Norman, would
  Steven Norman have it on his e-mail?
        A.     He would have received it on his
  e-mail, yes.
        Q.     And that's what I'm requesting, that
                     J.K. Brown
  we get that e-mail. We search Steven Norman's e-mails and Ash Gupta's e-mails to determine if they were informed by Jason Brown, the investigator of a complaint, for both the violation of the code of conduct, which you reference in the next-to-last sentence, and of the settlement agreement, which you mention in the first paragraph, and see if they ever got this summary, which states that there is no violation of said agreement. There is no violation agreement, correct, of the settlement agreement?
               MS. PARK:  Objection to form.
        A.     Yes.
        Q.     And that there is no evidence of a
  code of conduct violation; correct?
        A.     That's what it says.
        Q.     And you omitted -- now, if they got
  that -- that letter, you omitted one of Qing's statements, namely, that I don't know whether
  Peter can work here at American Express.
        A.     Did I include any of his statements
  in here?
                     J.K. Brown
        Q.     Yes, you did.
        A.     Oh, I didn't realize.
        Q.     Yes, you did.  You said in the
  second paragraph that he denies making statements regarding work ethic or fit into the culture or whether you worked well with your group."
1 The Amended Complaint has a secrecy clause in paragraph 11, but that secrecy disappeared when Qing breached the June 2000 Amex-Lindner contract in March2005. Here's the secrecy paragraph excerpt:

"11. Mr. Lindner represents and agrees that he will keep the terms and the amount of this Agreement completely confidential, that he has not disclosed and will not hereafter disclose any information concerning this Agreement to anyone, including, but not limited to, any past, present or prospective employees of the Company, except as required by law and to secure advice from a legal or tax advisor."
2 For the record, Kelley Drye & Warren LLP claims on their website:

"Founded in 1836, Kelley Drye is proud to represent some of the world's most accomplished businesses and organizations. The Firm has more than 375 attorneys and professionals throughout our offices in New York; Washington, DC; Chicago; Stamford; Parsippany; and Brussels, and an affiliate office in Mumbai."
3 Skadden is the 6th largest US law firm, but has only been retained by Amex in the Lindner v Amex case for securities law; it has 1,790 attorneys with 393 partners. Kelley Drye & Warren LLP is #131; it has 321 attorneys, and Ms. Jean Park is one of its 100 partners.

[source: "America's Largest 250 Law Firms", Internet Legal Research Group] http://www.ilrg.com/nlj250

4 The law applies to intent to deceive, even if the deceit fails.
Secondly, it is (from my non-legal perspective) a criminal misdemeanor, which could result in the loss of the license to practice law:

"[NY State] Section 487 of New York's Judiciary law prohibits all New York attorneys from engaging in deceit that deceives any party or the Court in a pending Court proceeding. The statute also provides treble damages for violations of the statute. The Statute provide that an attorney who "[I]s guilty of any deceit or collusion, or consents to any deceit or collusion, with intent to deceive the court or any party...is guilty of a misdemeanor, and in addition to the punishment prescribed therefore by the penal law, he forfeits to the party injured treble damages, to be recovered in a civil action.""
[Non-Client Lawsuits Against Attorneys, Daniel L. Abrams] http://www.lawyerquality.com/article_non-client_suits.html